SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 21, 2000

U.S. WIRELESS DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-24742
(Commission File Number)

84-1178691
(I.R.S. Employer Identification No.)

750 Lexington Avenue
New York, New York 10022
(Address of principal executive
offices including zip code)

(212) 750-7766
     (Registrant's telephone number,
including area code)

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

        On December 21, 2000, we completed our previously announced acquisition of all of the issued and outstanding shares of capital stock of NXT Corporation, a Delaware corporation, (“NXT”) pursuant to that certain Agreement and Plan of Merger dated December 13, 2000 by and among us, NXT, NXT Wireless, Inc., our wholly-owned subsidiary, and certain stockholders of NXT, whereby, among other things, our subsidiary has merged with and into NXT and NXT became our wholly-owned subsidiary. NXT, is a leading provider of application delivery and network services for the transaction processing industry. NXT provides its processor clients with value-added credit card transaction processing services that are similar to those provided by us. However, NXT utilizes the fixed wireline telephone network, whereas we utilize wireless carriers. This acquisition brings together complementary technologies, enabling us to offer our customers a full array of services tailored to the needs of each merchant. In addition, NXT adds significant transaction volumes and revenues. NXT currently processes approximately thirty-five (35) million payment transactions per month, providing services to approximately 45,000 merchant locations.

The shareholders of NXT, including holders of certain phantom stock rights in NXT have exchanged their shares of common stock of NXT, for an aggregate of 1,125,000 shares of our common stock having an aggregate value of approximately $1,652,394. We agreed, subject to certain conditions, to pay additional consideration to the NXT shareholders, if the Daily Average Price (as defined in the Agreement) of our common stock for the twenty (20) consecutive trading days ending with the trading day immediately preceding December 21, 2002 is less than $18.40 per share, as adjusted for any stock splits, stock dividends or similar events. Such additional consideration shall be an amount equal to: (i) the number of the original 1,125,000 shares which have not previously been sold or transferred, subject to certain exceptions, multiplied by (ii) the amount, if any, not to exceed $12.40, by which such Daily Average Price is less than $18.40. Such additional consideration shall be paid to the NXT shareholders in cash, to the extent of 10% of the amount of the additional consideration to be paid by us, provided that the aggregate amount of cash paid will not exceed $500,000. Any balance of consideration due shall be paid in shares of our common stock having value equal to the Daily Average Price, provided however, that for such purposes, in no event shall the value ascribed to our common stock be lower than $6.00 per share.

In addition to the 1,125,000 shares of common stock, we also assumed options for approximately 76,000 shares of our common stock at exercise prices ranging from $7.50 to $33.07 per share. The holders of such options may also be entitled, upon exercise of their options, to additional consideration depending on the Daily Average Price of our common stock for the twenty (20) trading days immediately preceding December 21, 2002.

In connection with the merger, Paymentech, Inc. and Merchant-Link, LLC, NXT’s two largest customers, agreed, subject to certain exceptions, to maintain certain revenue levels of business with NXT over the next twelve (12) months and twenty-four (24) months, respectively. Failure of either of these parties to maintain such levels of business for any reason could materially impair the value of the NXT acquisition to us. Paymentech, Inc. was a stockholder of NXT and Merchant-Link is a wholly-owned subsidiary of Paymentech, Inc.

In connection with the merger, American Express Travel Related Services Company, Inc., a stockholder of and service provider to NXT, agreed to provide certain services at more favorable rates and we agreed that AMEX shall be entitled to designate a person to serve as a member of our board of directors for a period of two (2) years following the closing. We also paid an aggregate of approximately $1.7 million to AMEX and Paymentech to retire certain indebtedness due from NXT to AMEX and Paymentech other than current trade payables. In addition, AMEX will be providing us with $300,000 in marketing, promotion and support funding.

Item 5. Other Events.

        On December 20, 2000, the Registrant issued a press release stating that it had appointed Christopher W. O’Hara as President of the Company, a newly created position, reporting to Dean M. Leavitt, Chairman and Chief Executive Officer.

        On January 5, 2001 the Registrant issued a press release stating that Peter J. Adamski had resigned as Chief Financial Officer and that it had appointed Rick J. DeVincenzo as Senior Vice President, Chief Financial Officer and Treasurer of the Company.

        Copies of the press releases are exhibits to this Report.

Item 7. Financial Statements, Pro forma Financial Information and Exhibits.

        (a) Financial statements of business acquired.

        The financial statements of the business acquired required by this item are not included in this initial report on Form 8-K. Such financial information will be filed by amendment to this report on Form 8-K as soon as it is available, but in no event later than sixty (60) days after the date of this initial report was required to be filed.

        (b) Pro forma financial information.

        The pro forma financial information required by this item is not included in this initial report on Form 8-K. Such pro forma financial information will be filed by amendment to this report on Form 8-K as soon as it is available, but in no event later than sixty (60) days after the date this initial report was required to be filed.

         (c) Exhibits                          Description

2.1 Agreement and Plan of Merger, dated as of December 13, 2000, by and among U.S. Wireless Data, Inc., NXT Corporation, NXT Wireless, Inc. and certain stockholders (excluding the annexes, schedules and exhibits thereto).

99.1 Press Release dated as of December 18, 2000.

99.2 Press Release dated as of December 20, 2000.

99.3 Press Release dated as of January 5, 2001.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                             U.S. WIRELESS DATA, INC.
                                                                                   (Registrant)

Dated         January 5, 2001                           By: /s/ Dean M. Leavitt
                                                                               Name: Dean M. Leavitt
                                                                               Title: Chairman and Chief Executive Officer